EXHIBIT 10.28

AGREEMENT

This sets forth the agreement made this 19th day of January, 2005, by and among Forgent Networks, Inc. and its wholly owned subsidiary Compression Labs, Inc. (“Forgent” or the “Client”), and The Roth Law Firm, P.C. (the “Law Firm”). The Law Firm and the Client are sometimes collectively hereinafter referred to as the “Parties.” Any one of the Parties may be sometimes hereinafter referred to as a “Party.”

This Agreement concerns the Client’s retention of the Law Firm, as local counsel, to assist Godwin & Gruber, LLP, as lead counsel, in connection with the prosecution of the civil actions identified in Exhibit A (the “Pending Lawsuits”)(to the extent the Law Firm is not disqualified by client conflicts), each of which pertains to the Client’s enforcement of its rights in and to U.S. Patent No. 4,698,672 (the “ ‘672 Patent”), together with any continuations, continuations-in-part, divisions and/or foreign counterparts of the ‘672 Patent, against the defendants named in the Pending Lawsuits. The Client is not engaging the Law Firm to market or commercialize its technologies to non-infringers. The Client understands and acknowledges that patent infringement litigation often presents novel and difficult questions of both law and fact, and the acceptance of the engagement by the Law Firm in this matter may preclude engagements by the Law Firm on other matters.

SPECIAL DISCLOSURE. THE CLIENT ACKNOWLEDGES THAT IT WAS ADVISED TO RETAIN INDEPENDENT LEGAL COUNSEL TO REPRESENT THE CLIENT IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. THE CLIENT FURTHER ACKNOWLEDGES THAT IT WAS ADVISED THAT THE LAW FIRM HAS A CONFLICT OF INTEREST THAT PREVENTS IT FROM REPRESENTING THE CLIENT IN ANY WAY WITH RESPECT TO THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND THAT THE LAW FIRM HAS NOT DONE SO.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each Party, the Parties agree as follows:

1 Patents and Information Provided by Client. The Client agrees to use commercially reasonable efforts to provide the Law Firm with all information and documents in the possession of the Client or any entities affiliated with the Client reasonably required in connection with performing its duties and obligations hereunder.

2 Client’s Patent Rights. The Client represents and warrants that, to the best of its knowledge after reasonable investigation, it owns the exclusive right to enforce all rights with respect to the ‘672 Patent, including, without limitation, the exclusive right to bring actions against others for infringement of the ‘672 Patent, to license and sublicense the ‘672 Patent, and to collect all royalties, license fees, profits or other revenue or valuable consideration to be paid or exchanged by anyone else for the right to use the ‘672 Patent. The Client agrees to timely pay all maintenance fees due on the ‘672 Patent.

3 Contingent Fee Compensation to Law Firm.

3(a) For services rendered pursuant hereto, the Client hereby agrees to pay the Law Firm a contingent fee based on any recovery realized out of or collected from or in connection with any Pending Lawsuit, either through settlement, compromise or judgment, including, but not limited to, compensatory damages, exemplary damages, attorneys’ fees, prejudgment interest, and post judgment interest (whether through trial or settlement of any Pending Lawsuit) (such amount of recovery is hereinafter referred to as the “Litigation Proceeds”) after the effective date of this Agreement in an amount equal to ten percent (10%) of all “Litigation Proceeds.” The Parties agree that the term Litigation Proceeds includes any amount of money that is to be paid out to the Client over any period of time as a proximate result of any Pending Lawsuit. The Law Firm will receive its percentage interest in those amounts as they are paid to the Client or, at the election of the Client, based upon the present value of the amount of money that is to be paid to the Client over time. If the Client chooses to waive any such future payments, it will pay the Law Firm an amount equal to the Law Firm’s interest in those payments as they otherwise would have been made to the Client. The Parties agree that the Litigation Proceeds shall include the full fair market value of any non-monetary relief obtained or received directly by the Client or any related entity as a proximate result of any Pending Lawsuit, such as injunctive relief. The Law Firm’s contingent fees based on the Litigation Proceeds from each of the Pending Lawsuits shall collectively be referred to herein as the “Contingent Attorneys’ Fees.”

3(b) The Client shall pay the Contingent Attorneys’ Fees to the Law Firm quarterly, on or before the 10th day of each succeeding calendar quarter. With each such lump sum payment, the Client shall provide the Law Firm with a (i) detailed accounting of all Litigation Proceeds received by the Client during the immediately preceding calendar quarter, and (ii) a calculation of the quarterly lump sum amount being tendered to the Law Firm. The Law Firm shall have 30 days following its receipt of each quarterly payment and the accompanying detail within which to verify and/or object to the Client’s calculation of the quarterly payment amount. If the Law Firm fails to object to any quarterly calculation within such 30 day period, the calculation and the payment received shall, absent fraud by the Client, be deemed to have been accepted by the Law Firm and shall be final.

3(c) Anything herein to the contrary notwithstanding, the Law Firm shall not be entitled to receive, and the Client shall not be required to pay the Law Firm, any Contingent Attorneys’ Fees under paragraph 3(a) above or otherwise out of or with respect to the first $10 million of gross proceeds (including, but not limited to royalties, license fees, settlement payments, compensatory damage payments, and pre-judgment and post-judgment interest) received by the Client from, through or out of its ‘672 Patent Licensing and infringement prosecution program on or after January 1, 2005 (the date on which the Law Firm first becomes entitled to receive any Contingent Attorneys’ Fees in accordance with this paragraph 3(c), whether or not the Law Firm actually receives any Contingent Attorneys’ Fees on such date, shall hereinafter be referred to as the “Contingent Fee Start Date”).

4 Additional Hourly Rate Compensation the Law Firm.

4(a) In addition to the Contingent Attorneys’ Fees, the Client shall also compensate the Law Firm for services rendered hereunder by paying the Law Firm its reasonable attorneys’ fees based upon the Law Firm’s standard hourly rates, being $500 per hour for attorneys and $85 per hour for legal assistants. There will be a minimum charge of 100 attorney hours per month during the pendency of the Pending Lawsuits, and in no event shall the amounts payable under this paragraph 4(a) exceed $500,000 in the aggregate without the written consent of the Client.

4(b) In keeping with paragraph 4(a) above, no later than thirty (30) days following the execution hereof, the Client shall pay the Law Firm $20,000 for services rendered by the Law Firm at its standard hourly rates prior to the date hereof. Upon request, the Client shall also reimburse the Law Firm for all Enforcement Expenses (as defined in paragraph 5 below) incurred by the Law Firm prior to the date hereof.

5 Client Payment of Enforcement Expenses. In addition to amounts payable under paragraphs 3 and 4, Client will reimburse Law Firm for Enforcement Expenses reasonably incurred by Law Firm on the Client’s behalf. “Enforcement Expenses” shall include but not limited to, travel expenses, long distance calls, investigation fees, consultant fees, expert and witness fees, charts, photographs, deposition fees and costs, court costs, photocopying and other document reproduction costs, postage charges, fax charges, on-line computer research. Law Firm shall periodically provide an itemized bill of Enforcement Expenses, which shall be payable on receipt.

6 Defense of Counterclaims and Declaratory Judgment Actions. The Law Firm shall defend any action or counterclaim relating to the `672 Patent filed against the Client in the Eastern District of Texas by a defendant in any Pending Lawsuit on the basis specified in paragraphs 3 and 4(a) above. To the extent that a any action, claim or counterclaim is asserted against the Client that is unrelated to the subject matter of the `672 Patent, and the Client desires the Law Firm to defend the Client against such cause of action, the Law Firm and the Client may agree to such representation on such terms as are mutually acceptable.

7 Assignment of ‘672 Patent or Any Rights Therein. The Law Firm and the Client acknowledge and agree that the Client’s agreement to pay the Law Firm the Contingent Attorneys’ Fees hereunder is in no way a conveyance or assignment of any interest or rights to the ‘672 Patent. The Client retains the right to use the technology in the ‘672 Patent and to make, have made, import, use, sell or offer for sale any equipment, device or apparatus and to practice any method covered by any claim of any of the ‘672 Patent, for the customers of the Client.

8 Termination of Engagement.

8(a) By the Law Firm. The Law Firm may at any time, at its option (and with Court approval in the case of any Pending Lawsuit), with or without cause, terminate its representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Client.

8(b) By the Client. The Client may at any time, with or without cause, terminate the Law Firm’s representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Law Firm.

8(c) Effect of Termination. Upon the termination of the Law Firm’s representation of the Client hereunder by either Party, this Agreement shall be terminated and shall no longer be of any force or effect, and neither Party shall thereafter be liable to the other hereunder except as expressly provided herein. Notwithstanding the termination hereof, the Client shall compensate the Law Firm hereunder as follows:

8(c)1.A Client shall pay the Law Firm all hourly rate compensation due under Paragraph 4 and all Enforcement Expenses due under paragraph 5 through the effective date of termination (the “Termination Date”). Such amounts shall be paid in full within 30 days of Client’s receipt of a final invoice.

8(c)1.B With respect to any Contingent Attorneys’ Fees due as of or subsequent to the Termination Date with respect to any of the Pending Lawsuits that are completed prior to the Termination Date, the Client shall continue to pay the Law Firm such fees in accordance with the payment procedures prescribed in paragraph 3(b) above.

8(d) With respect to any Pending Lawsuit that is not completed prior to the Termination Date, but that is thereafter completed by the Client with or without the assistance of replacement local counsel, upon receipt of any Litigation Proceeds with respect thereto, the Client shall compensate the Law Firm hereunder as follows:

(i)	in the event the Law Firm exercises its option to voluntarily terminate this representation, the Client will have no further obligation for the payment of fees.

(ii)	In the event the Law Firm is involuntarily terminated by Client, the Client will be obligated to pay the fees to which the Law Firm would have been entitled to under Paragraph 3(a) on the Litigation Proceeds obtained after termination had it not been terminated, multiplied by a fraction, the numerator of which is equal to the number of months beginning May 1, 2004 until the date of the termination, and the denominator of which is equal to the number of months from May 1, 2004 to the date of the conclusion of the Pending Lawsuit.

9 Audit. As long as the Law Firm is entitled to receive payments resulting from any Litigation Proceeds, the Law Firm shall have the right to audit all financial records of the Client related to the receipt of any such Litigation Proceeds.

10 No Representation or Warranty by Law Firm. Each Party specifically recognizes that the other Party has made no representation or warranty whatsoever regarding the probable outcome of any Pending Lawsuit and has in no way guaranteed the result or outcome of nor any recovery from the settlement or trail of any Pending Lawsuit.

11 Other Documents. The Parties agree to execute such other documents as might be reasonably necessary or appropriate to consummate and implement the terms of this Agreement.

12 Client Option for Hourly Fees. The Client acknowledges that prior to signing this Agreement, the Client was given the option of retaining the Law Firm to prosecute any Pending Lawsuit on exclusively a normal hourly rate (plus costs and expenses incurred) basis but elected instead to retain the Law Firm to prosecute the Pending Lawsuits pursuant to the terms and conditions of this Agreement.

13 Remedies for Breach. In the event that any Party hereto shall breach any of the obligations imposed by this Agreement, then a non-breaching Party shall be entitled to pursue a claim for monetary damages as a result of such breach. No Party, however, shall be entitled to recover special, indirect, or consequential damages, including lost profits, from any other Party. For purposes of this paragraph, if the Client breaches the Agreement, the compensation to which the Law Firm may be entitled under Paragraph 3 herein is not “special, indirect, or consequential damages, including lost profits.”

14 Successors and Assigns. This Agreement is and shall be binding and inure to the benefit of the Parties, legal representatives, successors and assigns.

15 Governing Law. It is expressly understood and agreed that this Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas.

16 Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17 Waiver and Integration Clause. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings or written or oral agreement between the Parties respecting the subject matter of this Agreement. This Agreement may not be modified or amended except by a subsequent agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of any other party. Any such waiver shall be effective only if in writing and signed by the Party waiving such condition or obligation.

18 Counterparts. This Agreement may be executed in multiple counterparts, each one of which will be considered to be an original.

19 State Bar Notice. The Texas State Bar Act requires that Texas attorneys give notice to their clients that the State Bar of Texas investigates and prosecutes professional misconduct committed by Texas attorneys. Although not every complaint against or dispute with a lawyer involves professional misconduct, the State Bar’s Office of the General Counsel will provide information about how to file a complaint by calling 1-800-932-1900 toll free.

Forgent Networks, Inc.

By:	/s/ Richard N. Snyder
Its:	Chief Executive Officer

Compression Labs, Inc.

By:	/s/ Richard N. Snyder
Its:	Chief Executive Officer

THE ROTH LAW FIRM, P.C.

By:	/s/ Carl Roth
Its:	President